Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record Net Sales

➢Third Quarter of 2020 - 53% increase compared to Third
Quarter of 2019

➢First Nine Months of 2020 - 31% increase compared to
the first nine months of 2019

FORT LAUDERDALE, Fl., October 19, 2020 - Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today record net sales for both the third quarter and first nine months of 2020. For the third quarter 2020, net sales were approximately $19.2 million, compared to approximately $12.5 million for the third quarter of 2019, an increase of approximately $6.7 million or 53%.

For the first nine months of 2020, net sales were approximately $42.7 million, compared to approximately $32.5 million for the first nine months of 2019, an increase of approximately $10.2 million or 31%.

Ocean Bio-Chem, Inc. President and CEO Peter Dornau commented, “Our third quarter net sales continue to be exceptionally strong, building on the momentum of the second quarter 2020 record sales. The previous record net sales for a third quarter was in 2018. The Company shattered the 2018 second quarter record sales by approximately $6.0 million or 46%. The largest product group sales growth, as previously disclosed was the Disinfectant line of products including Performacide®. The Company’s sales also continue strong in all other major product categories, including Star brite® marine appearance and maintenance chemicals and accessories, as well as Star Tron® Enzyme Fuel Treatment.

The sales outlook of our chlorine dioxide-based patented technology outlook remain strong, as our key distribution partners continue to secure protocoled business with national and college sports leagues, mass public transits, large rental properties, government agencies, and a wide variety of Industrial and Institutional accounts. Adding to this success is the continued growth of one our EPA sub-registrants’ franchise business for disinfecting homes, schools, colleges, day care centers, restaurants, and a host of local businesses. All these opportunities are expected to expand as people become more comfortable with travel again and return to work and school. We are building a base of business that will continue beyond the COVID-19 pandemic. Currently our increased production capacity is now able to meet customer demands”.

For the nine months ending September 30, 2020 the net sales of approximately $42.7 million exceeded the full year 2019 net sales of $42.3. It should also be recognized the strong sales growth is attributable to the current two quarters (Q2 & Q3 _ 2020). For this period sales are up approximately $11.4 million or 49% over same period of 2019.

Mr. Dornau concluded, “According to Trade Only Today – a daily publication for the marine industry - preliminary data representing about half the U.S. boat market-commented there is a continuing trend of people taking to the water. Boat registrations increased 31.8% year-over-year in the main powerboat category. We believe with social distancing and travel restrictions easing, many families are now finding recreational boating a safer choice. As in the second quarter, our third quarter sales of our marine product group had again a double-digit sales increase over prior year results.”

About Ocean Bio-Chem, Inc.

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the brand names Star brite®, Star Tron®, Performacide® and OdorStar® within the United States and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company’s web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com, odorstar.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our estimated sales for the third quarter and nine months ending September 30th. Also, chlorine dioxide-based technology current sales outlook. Our key distribution partners continue to secure protocoled business with national transportation agencies, large rental properties, government agencies, and a wide variety of Industrial and Institutional accounts is forward looking. We are building a base of business that will continue beyond the COVID-19 pandemic also constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2019.

Contact:

Peter Dornau
CEO & President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280